Exhibit 99.1

FOR IMMEDIATE RELEASE

Advantage Solutions Reports Third Quarter 2020 Financial Results and Updates 2020 Outlook

Irvine, CA, November 16, 2020 – Advantage Solutions Inc. (NASDAQ: ADV) (“Advantage,” the “Company,” “we” or “our”), the leading provider of outsourced sales and marketing services to consumer goods manufacturers and retailers, today reported financial results for its fiscal third quarter ended September 30, 2020.

“We are excited to begin Advantage’s next chapter as a public company,” said Tanya Domier, Chief Executive Officer of Advantage. “Despite the difficult operating environment brought on by COVID-19, I am pleased with the progress we continue to make in building the business for the long-term. While portions of our business continue to experience temporary headwinds from the pandemic, we’ve never been more important and valuable partners to our clients and customers than we are today. The impact from COVID-19 remained a significant short-term headwind for our business in the third quarter, but we are pleased with improving momentum in the quarter and believe it represents the beginning of a recovery from COVID-19 lows,” Domier commented. “The sequential revenue improvement we saw in the third quarter versus our second quarter was broad-based across both the sales and marketing segments and was primarily driven by the beginning of a recovery in the parts of our business most negatively impacted by COVID-19, as well as by continued strength in the other businesses that have remained critical to clients during the pandemic.”

“Importantly, I’d like to thank our associates. I couldn’t be more proud of the team’s passion and performance during this challenging time. Our associates have worked tirelessly in-stores and at-home to serve clients, customers and communities with critical solutions that help brands and retailers meet today’s evolving needs, providing best-in-class execution and service. We are grateful that we’re able to support communities in need during these trying times by making sure food and essential products from our brand and retailer partners are available to consumers in-store and online,” Domier added.

Third Quarter 2020 Highlights

•

Revenues were $784.3 million for the third quarter of 2020, representing a decline of $197.3 million, or 20.1%, from the same period in 2019, but sequential growth of $142.8 million, or 22.3%, from the second quarter of 2020.

•	Operating income was $88.6 million for the third quarter of 2020, representing growth of $12.0 million, or 15.7%, from the same period in 2019.

•	Net income was $36.7 million for the third quarter of 2020, representing growth of $14.0 million, or 61.5%, from the same period in 2019.

•	Adjusted Net Income was $65.6 million for the third quarter of 2020, representing a decline of $0.2 million, or 0.3%, from the same period in 2019.

•	Adjusted EBITDA was $136.3 million for the third quarter of 2020, representing a decline of $8.6 million, or 5.9%, from the same period in 2019.

Third quarter 2020 revenues declined $197.3 million, or 20.1%, to $784.3 million compared to $981.7 million for the third quarter of 2019. The year-over-year decline in revenue was driven by a $236.1 million decline in the marketing segment, partially offset by $38.7 million of growth in the sales segment. The third quarter’s decline in the marketing segment was primarily the result of the temporary suspension of the Company’s in-store sampling business in response to the COVID-19 pandemic. While in-store sampling programs began to return to stores in the third quarter of 2020, the business is still early in its return to full-operation and remains materially below 2019 levels.

Importantly, however, third quarter revenue of $784.3 million represented a sequential improvement of $142.8 million, or 22.3%, over the second quarter of 2020. This improvement was primarily driven by the beginning of a recovery in business units experiencing temporary headwinds from the COVID-19 pandemic, including the food service and international joint venture operations in the sales segment and the in-store sampling operations in the marketing segment.

Third quarter 2020 operating income grew $12.0 million, or 15.7%, to $88.6 million compared to $76.5 million for the third quarter of 2019. The year-over-year growth in operating income was driven by revenue growth in the sales segment, the benefit from the favorable settlement of lease liability obligations, the change in fair value adjustments related to contingent consideration arrangements from previous acquisitions and the decrease in costs associated with the exit of a previously acquired business, partially offset by the decline in revenues in the marketing segment related to the temporary suspension of in-store sampling programs during the pandemic.

Third quarter 2020 net income grew $14.0 million, or 61.5%, to $36.7 million compared to $22.7 million for the third quarter of 2019. The year-over-year growth in net income was primarily driven by higher operating income and lower interest expense, partially offset by a higher provision for income taxes.

Third quarter 2020 Adjusted Net Income declined $0.2 million, or 0.3%, to $65.6 million compared to $65.8 million for the third quarter of 2019. The year-over-year decline in Adjusted Net Income was primarily driven by the decline in revenues in the marketing segment related to the temporary suspension of in-store sampling programs during the pandemic, partially offset by the decrease in interest expense.

Third quarter 2020 Adjusted EBITDA declined $8.6 million, or 5.9%, to $136.3 million compared to $144.9 million for the third quarter of 2019. The year-over-year decline in Adjusted EBITDA was primarily driven by the declines in the marketing segment related to the temporary suspension of in-store sampling programs during the pandemic, partially offset by growth in the sales segment.

Successful Business Combination and Balance Sheet Highlights

Advantage Solutions and Conyers Park II Acquisition Corp. (“Conyers Park”), a publicly traded special purpose acquisition company, successfully completed their business combination on October 28, 2020. Proceeds from the business combination and the related PIPE and debt refinancing transactions were primarily used to repay the existing borrowings of the Company.

As of September 30, 2020, the Company’s cash and cash equivalents balance was $486 million, total debt was $3,331 million and Net Debt was $2,845 million. In connection with the closing of the merger with Conyers Park II, the Company completed its previously announced debt refinancing. Net Debt outstanding was reduced to approximately $2 billion. The post-combination debt capitalization consists primarily of a $400 million new revolving credit facility, under which $100 million was outstanding after the close of the business combination, a $1,325 million new first lien term loan facility, and $775 million of new senior secured notes.

The Class A Common Stock of Advantage Solutions began trading under the ticker symbol “ADV” on the NASDAQ exchange on October 29, 2020. After completion of the business combination, there were 313,425,182 Class A Common shares outstanding. This share count excludes 5,000,000 performance shares issued as part of the business combination that remain subject to vesting upon satisfaction of a market performance condition that has yet to be met and 18,583,333 warrants that carry an $11.50 exercise price.

FY 2020 Outlook

The Company now expects full year 2020 Adjusted EBITDA in the range of $480 to $485 million, an increase from the $475 million it previously provided as part of the business combination investor presentations in connection with the recently completed merger. The increase to forecasted Adjusted EBITDA reflects the expectation that strength in the sales segment continues through the fourth quarter and that the marketing segment continues to gradually recover from COVID-related headwinds. It now expects full year 2020 revenues to decline 16% to 19% versus 2019 revenues of $3,785 million. This slight revision to the forecast revenues is primarily due to a change in the expected mix of marketing revenues that would not impact the Company’s earnings estimates. For the purpose of this 2020 outlook update, the Company assumed the current trends in the business continue as they have for the last several months and there is no significant change to how COVID-19 is currently expected to impact the Company in the fourth quarter.

The Company expects to provide 2021 guidance on its fourth quarter earnings call to be scheduled for early next year.

Conference Call Details

Advantage will host a conference call at 5:00 p.m. ET on November 16 to discuss the third quarter financial performance and business outlook. To participate, please dial (877) 300-8521 within the United States or (412) 317-6026 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 10149859. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Advantage website at https://ir.advantagesolutions.net/ A replay of the conference call will be available online at https://ir.advantagesolutions.net/. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (844) 512-2921 within the United States or (412) 317-6671 outside the United States. The replay ID is 10149859.

About Advantage Solutions

Advantage Solutions is a leading business solutions provider committed to driving growth for consumer goods manufacturers and retailers through winning insights and execution. Advantage’s data and technology-enabled omnichannel solutions — including sales, retail merchandising, business intelligence, digital commerce and a full suite of marketing services — help brands and retailers across a broad range of channels drive consumer demand, increase sales and achieve operating efficiencies. Headquartered in Irvine, California, Advantage has offices throughout North America and a presence in select markets throughout Africa, Asia, Australia and Europe through which it services the global needs of multinational, regional and local manufacturers. For more information, please visit advantagesolutions.net.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected future performance of Advantage’s business. Forward-looking statements generally relate to future events or Advantage’s future financial or operating performance. These forward-looking statements generally are identified by the words “may”, “should”, “expect”, “intend”, “will”, “would”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the COVID-19 pandemic and the measures taken in response thereto; changes to labor laws or wage or job classification regulations, including minimum wage, or other market-driven wage changes; Advantage’s ability to continue to generate significant operating cash flow; client procurement strategies and consolidation of Advantage’s clients’ industries creating pressure on the nature and pricing of its services; consumer goods manufacturers and retailers reviewing and changing their sales, retail, marketing, and technology programs and relationships; Advantage’s ability to successfully develop and maintain relevant omni-channel services for our clients in an evolving industry and to otherwise adapt to significant technological change; Advantage’s ability to effectively remediate material weaknesses and maintain proper and effective internal controls in the future; potential and actual harms to Advantage’s business arising from the Take 5 Matter; Advantage’s substantial indebtedness and our ability to refinance at favorable rates; and other risks and uncertainties set forth in the section titled “Risk Factors” in the definitive proxy statement filed by the Company with the Securities and Exchange Commission (the “SEC”) on October 9, 2020 and in its other filings made from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Advantage assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Non-GAAP Financial Measures and Related Information

This press release includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”), including EBITDA for economic interests in investments, Adjusted EBITDA, Adjusted Net income and Net Debt. These are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Advantage’s financial results. Therefore, the measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP, and should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that Advantage’s presentation of these measures may not be comparable to similarly-titled measures used by other companies. Reconciliations of historical non-GAAP measures to their most directly comparable GAAP counterparts are included below.

Advantage believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to Advantage’s financial condition and results of operations. Advantage believes that the use of Adjusted EBITDA, Adjusted Net Income and Net Debt provides an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing the Advantage’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. Additionally, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Advantage’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Adjusted EBITDA means net income (loss) before (i) interest expense, net, (ii) (benefit from) provision for income taxes, (iii) depreciation, (iv) impairment of goodwill and indefinite-lived assets, (v) amortization of intangible assets, (vi) private equity sponsors’ management fees and equity-based compensation expense, (vii) fair value adjustments of contingent consideration related to acquisitions, (viii) acquisition-related expenses, (ix) costs associated with COVID-19, net of benefits received, (x) EBITDA for economic interests in investments, (xi) restructuring expenses, (xii) litigation expenses, (xiii) (Recovery from) loss on Take 5, (xiv) costs associated with the Take 5 Matter and (xv) other adjustments that management believes are helpful in evaluating our operating performance.

Adjusted Net Income means net (loss) income before (i) impairment of goodwill and indefinite-lived assets, (ii) amortization of intangible assets, (iii) private equity sponsors’ management fees and equity-based compensation expense, (iv) fair value adjustments of contingent consideration related to acquisitions, (v) acquisition-related expenses, (vi) costs associated with COVID-19, net of benefits received, (vii) EBITDA for economic interests in investments, (viii) restructuring expenses, (ix) litigation expenses, (x) (Recovery from) loss on Take 5, (xi) costs associated with the Take 5 Matter, (xii) other adjustments that management believes are helpful in evaluating our operating performance, and (xiii) related tax adjustments.

Net Debt represents the sum of current portion of long-term debt and long-term debt, less cash and cash equivalents and debt issuance costs. With respect to Net Debt, cash and cash equivalents are subtracted from the GAAP measure, total debt, because they could be used to reduce the debt obligations.

This press release also includes certain estimates and projections of Adjusted EBITDA, including with respect to expected fourth quarter 2020 results. Due to the high variability and difficulty in making accurate estimates and projections of some of the information excluded from Adjusted EBITDA, together with some of the excluded information not being ascertainable or accessible, Advantage is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated or projected comparable GAAP measures is included and no reconciliation of such forward-looking non-GAAP financial measures is included.

Reconciliation of GAAP to Non-GAAP Historical Financial Measures

Results of Operations for the Three Months Ended September 30, 2020 and 2019

	Three Months Ended September 30,
(amounts in thousands)	2020		2019
Revenues	$784,345	100.0%	$981,682	100.0%
Cost of revenues	625,363	79.7%	809,243	82.4%
Selling, general, and administrative expenses	11,855	1.5%	38,042	3.9%
Recovery from Take 5	—	0.0%	—	0.0%
Depreciation and amortization	58,556	7.5%	57,872	5.9%

Total expenses	695,774	88.7%	905,157	92.2%

Operating income	88,571	11.3%	76,525	7.8%
Interest expense, net	48,243	6.2%	57,762	5.9%

Income (loss) before income taxes	40,328	5.1%	18,763	1.9%
Provision for (benefit from) income taxes	3,623	0.5%	(3,968)	(0.4)%

Net income (loss)	$36,705	4.7%	$22,731	2.3%

Other Financial Data
Adjusted Net Income(1)	$65,607	8.4%	$65,825	6.7%
Adjusted EBITDA(2)	$136,253	17.4%	$144,862	14.8%

(1)

We present Adjusted Net Income because we use it as a supplemental measure to evaluate the performance of our business in a way that also considers our ability to generate profit without the impact of items that we do not believe are indicative of our operating performance or are unusual or infrequent in nature and aid in the comparability of our performance from period to period. Adjusted Net Income should not be considered as an alternative for our most directly comparable measure presented on a GAAP basis.

(2)

We present Adjusted EBITDA because it is a key operating measure used by us to assess our financial performance. This measure adjusts for items that we believe do not reflect the ongoing operating performance of our business, such as certain noncash items, unusual or infrequent items or items that change from period to period without any material relevance to our operating performance. We evaluate this measure in conjunction with our results according to GAAP because we believe it provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. Furthermore, the agreements governing our indebtedness contain covenants and other tests based on measures substantially similar to Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative for our most directly comparable measure presented on a GAAP basis.

A reconciliation of net income (loss) to Adjusted Net Income is provided in the following table:

Consolidated	Three Months Ended September 30,
	2020	2019
(in thousands)
Net income (loss)	$36,705	$22,731
Less: net income attributable to noncontrolling interests	756	142
Add:
Sponsors’ management fee and equity-based compensation expense(a)	1,468	1,968
Fair value adjustments related to contingent consideration related to acquisitions(b)	(6,184)	(1,100)
Acquisition-related expenses(c)	3,683	5,308
Amortization of intangible assets	47,781	47,633
Restructuring expenses(e)	(7,635)	260
Litigation expenses(f)	(31)	—
Costs associated with COVID-19, net of benefits received(g)	(1,389)	—
Recovery from Take 5	—	—
Costs associated with the Take 5 Matter(h)	1,219	6,344
Tax adjustments related to non-GAAP adjustments	(9,254)	(17,177)

Adjusted Net Income	$65,607	$65,825

A reconciliation of net income (loss) to Adjusted EBITDA is provided in the following table:

Consolidated	Three Months Ended September 30,
	2020	2019
(in thousands)
Net income (loss)	$36,705	$22,731
Add:
Interest expense, net	48,243	57,762
(Benefit from) provision for income taxes	3,623	(3,968)
Depreciation and amortization	58,556	57,872
Sponsors’ management fee and equity-based compensation expense(a)	1,468	1,968
Fair value adjustments related to contingent consideration related to acquisitions(b)	(6,184)	(1,100)
Acquisition-related expenses(c)	3,683	5,308
EBITDA for economic interests in investments(d)	(2,005)	(2,315)
Restructuring expenses(e)	(7,635)	260
Litigation expenses(g)	(31)	—
Costs associated with COVID-19, net of benefits received(f)	(1,389)	—
Recovery from Take 5	—	—
Costs associated with the Take 5 Matter(h)	1,219	6,344

Adjusted EBITDA	$136,253	$144,862

(a)

Represents the management fees and reimbursements for expenses paid to certain of the Advantage Sponsors (or certain of the management companies associated with it or its advisors) pursuant to a management services agreement in the three months ended September 30, 2020 and 2019. Also represents expenses related to (i) equity-based compensation associated with grants of Common Series D Units of Topco made to one of the equity sponsors of Topco, (ii) compensation amounts associated with the Company’s Management Incentive Plan originally scheduled for potential payment March 2022, and (iii) compensation amounts associated with the anniversary payments to Tanya Domier.

(b)

Represents adjustments to the estimated fair value of our contingent consideration liabilities related to our acquisitions, excluding the present value accretion recorded in interest expense, net, for the applicable periods. See Note 6 to our unaudited condensed consolidated financial statements for the three months ended and nine months ended September 30, 2020 and 2019.

(c)

Represents fees and costs associated with activities related to our acquisitions and restructuring activities related to our equity ownership, including professional fees, due diligence and integration activities.

(d)

Represents additions to reflect our proportional share of Adjusted EBITDA related to our equity method investments and reductions to remove the Adjusted EBITDA related to the minority ownership percentage of the entities that we fully consolidate in our financial statements for the three months ended September 30, 2020 and 2019.

(e)

Represents fees and costs associated with various internal reorganization activities among our consolidated entities. The decrease for the three months ended September 30, 2020 relates primarily to the non-cash settlement of lease liabilities. For additional information, refer to Note 10—Commitments and Contingencies of our condensed consolidated financial statements for the three months ended and the nine months ended September 30, 2020.

(f)

Represents (1) costs related to implementation of strategies for workplace safety in response to COVID-19, including employee-relief fund, additional sick pay for front-line associates, medical benefit payments for furloughed associates, and personal protective equipment; and (2) benefits received from government grants for COVID-19 relief.

(g)	Represents legal settlements that are unusual or infrequent costs associated with our operating activities.
(h)

Represents costs associated with investigation and remediation activities related to the Take 5 Matter, primarily, professional fees and other related costs for the three months ended September 30, 2020 and 2019.

A reconciliation of total debt to Net Debt is provided in the following table:

(in millions)	September 30, 2020	Proforma Combined September 30, 2020
Current portion of long-term debt	$26.2	$13.2
Long-term debt, net of current portion	3,287.3	2,110.4

Total Debt	3,313.5	2,123.6

Less:
Debt issuance costs	(18.0)	(79.8)
Cash and cash equivalents	486.4	151.2

Total Net Debt (i)	$2,845.1	$2,052.2

(i)

We present Net Debt because we believe the non-GAAP measure provides useful information to management and investors regarding certain financial and business trends relating to Advantage’s financial condition and to evaluate changes to the Company’s capital structure and credit quality assessment.

Contacts:

Dan Morrison

Senior Vice President, Finance & Operations

Advantage Solutions

Helen O’Donnell

Solebury Trout

Managing Director

Investorrelations@advantagesolutions.net